Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the First Quarter Ended April 16, 2006

Greenwood Village, CO — (BUSINESS WIRE) – May 18, 2006 – Red Robin Gourmet Burgers, Inc. (Nasdaq: RRGB), the casual dining company that serves up fun, feel-good experiences by offering its guests an imaginative selection of high-quality gourmet burgers and innovative menu items in a family-friendly environment, today reported financial results for the sixteen weeks ended April 16, 2006 as well as updated guidance for the full year 2006.

Financial and Operational Highlights

Highlights for the sixteen week fiscal first quarter of 2006 compared to the same quarter of the prior year are as follows:

•                  Total revenues increased 20.8% to $170.5 million

•                  Restaurant revenue increased 20.9% to $165.7 million, driven by a 4.1% increase in sales from comparable restaurant guest counts

•                  Company-owned comparable restaurant sales increased 4.8%

•                  Restaurant-level operating profit increased 18.8% to $34.6 million, which includes stock compensation expense of $277,000

•                  Diluted earnings per share were $0.44, including $0.08 of stock compensation expense vs. $0.48

•                  Opened nine company-owned restaurants and three franchised restaurants in the quarter

As of the end of the fiscal first quarter of 2006, there were 172 company-owned and 139 franchised Red Robin® restaurants.

The company adopted the requirements related to expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment” (“SFAS 123R”) on a modified prospective basis beginning in the first fiscal quarter of 2006, which reduced diluted net income per share by $0.08 in the quarter. Before the impact of stock option expensing, the net income for the quarter would have increased 8.2% to $8.6 million and diluted net income per share would have increased 8.3% to $0.52. Schedule II of this earnings release reconciles the impact of stock compensation expense on the first quarter 2006 net income and earnings per share.

“We are pleased with the first quarter results. Our 4.1% increase in sales from guest traffic marks our 18th straight quarter with positive guest traffic which we feel demonstrates Red Robin’s special appeal to our target market of America’s families. In addition, we have had positive response to our new menu that we rolled out toward the end of the first quarter. Our performance would not have been possible without our incredible team members, who are essential to creating outstanding Red Robin guest experiences,” said Dennis Mullen, chairman and chief executive officer.

First Quarter 2006 Results

Comparable restaurant sales increased 4.8% for company-owned restaurants in the first quarter of 2006 compared to the first quarter of 2005, driven by a 4.1% increase in guest counts. Average weekly comparable sales for company-owned restaurants were $65,345 for the first quarter of 2006, compared to $62,354 for the same quarter a year ago.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 20.9% to $170.5 million in the first quarter of 2006, compared to $141.2 million in the prior year’s first quarter. The Company’s franchise royalties and fees increased 17.6% to $4.8 million in the first quarter of 2006, compared to $4.1 million in the same period a year ago.

For the first quarter of 2006, Red Robin’s franchise system reported an increase in total U.S. franchise restaurant sales of 20.1% to $116.4 million, compared to $96.9 million in the prior year period. Comparable sales in the first quarter of 2006 for franchise restaurants in the U.S. and Canada increased 3.9% and 10.3% over the first quarter of 2005, respectively. Average weekly sales in the first quarter of 2006 for Red Robin’s comparable franchise restaurants were $60,817 in the U.S. versus $58,556 for the same period the prior year, and C$46,064 in Canada versus C$41,752 for the same period the prior year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin decreased to 20.9% for the first quarter of 2006 from 21.3% in the first quarter of 2005. The first quarter 2006 margin includes a reduction of 0.2% related to stock compensation expense. In addition, this decrease in restaurant-level profit margin from the prior year’s level is primarily attributed to higher labor and restaurant operating costs partially offset by lower cost of sales. While the first quarter 2006 margins were lower than the margins a year ago, the trend of the margins was higher in the first quarter of 2006 compared to the fourth quarter 2005 restaurant-level operating profit margin of 20.6%. As expected, the 1% price increase which we implemented late in the first quarter had very little impact on our first quarter 2006 results.

The Company’s restaurant-level operating profit metric does not represent operating income or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense increased to $15.8 million, to 9.3% of total revenue in the first quarter of 2006 from 7.9% in the first quarter of 2005. Included in the first quarter 2006 is $1.6 million, or 1.0% of total revenues, related to stock compensation expense, and approximately $500,000 or 0.3% of total revenues, primarily related to legal fees related to our class action litigation and other professional fees that were not in last year’s first quarter results. Excluding the stock compensation expense, legal and professional fees in the first quarter of 2006, general and administrative expense as a percent of total revenue was relatively flat year over year.

Net income for the first quarter of 2006 was $7.4 million or $0.44 per diluted share, as compared to net income of $8.0 million, or $0.48 per diluted share, in the first quarter of 2005. Net income for the first quarter of 2006 includes $1.9 million in pre-tax expense, or $0.08 per diluted share, in stock compensation expenses.

Franchise Acquisition

On March 7, 2006, the Company announced the signing of a non-binding letter of intent to acquire the assets of 13 Red Robin franchised restaurants in the state of Washington (Franchise Acquisition) for a cash purchase price of approximately $42 million, less any assumed indebtedness and purchase price adjustments. We expect this acquisition will close in the third quarter.

Outlook

For the second quarter of 2006, which is a 12 week quarter, the Company expects total revenues between $134 and $135 million and net income of $0.37 to $0.40 per diluted share, including the impact of SFAS No. 123R. The impact of SFAS No. 123R for the second quarter of 2006 is expected to be approximately $0.05 to $0.06 per diluted share. These projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of 2.5 to 3.5%, and the anticipated opening of 7 to 8 new company-owned and 3 to 4 new franchised restaurants during the quarter. Three company-owned and 1 new franchised restaurants have already opened during the second quarter of 2006. The company currently has 15 restaurants under construction and the franchisees have 5 restaurants under construction.

For full year 2006, which is a 53 week year, the Company expects revenues of $590 to $597 million and net income of $1.70 to $1.78 per diluted share, including the impact of stock compensation expenses. The stock compensation expense for the full year 2006 is expected to be approximately $0.22 per diluted share. These projected results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2.5% to 3.5% and the opening of 30 to 32 new company-owned and 15 to 17 new franchised restaurants during the full year.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its first quarter 2006 results today at 5:00 p.m. EDT. The conference call number is (800) 289-0529. To access the broadcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers

Red Robin Gourmet Burgers (www.redrobin.com) is a casual dining restaurant chain that serves an imaginative selection of high quality gourmet burgers to America’s families, particularly women, teens and tweens. Red Robin serves gourmet burgers in a variety of recipes with bottomless fries, as well as many other items including salads, soups, appetizers, entrees, desserts, and its signature Mad Mixology® specialty beverages. There are more than 310 Red Robin® restaurants across the United States and Canada.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. These statements may be identified, without limitation, by the use of forward-looking terminology such as “expects,” “assumptions,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion; the concentration of our restaurants in the Western United States; lack of market awareness in new markets; changes in availability of capital or credit facility borrowings; changes in the availability and costs of food; changes in energy costs; changes in the cost and availability of building materials and restaurant supplies; the effect of increased competition in the casual dining market; changes in consumer preferences, general economic conditions or consumer discretionary spending; inability to consummate acquisitions of existing restaurants from our franchisees; health concerns about our food products and food preparation; the impact of accounting for stock option issuances under our compensation plans; the ability of our franchisees to open and manage new restaurants; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

Don Duffy

Integrated Corporate Relations

203-682-8200

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

(Unaudited)

	April 16, 2006	December 25, 2005
Assets:
Current Assets:
Cash and cash equivalents	$7,117	$3,340
Accounts receivable, net	3,179	3,589
Inventories	6,751	6,485
Prepaid expenses and other current assets	3,274	5,340
Income tax refund receivable	1,516	1,516
Deferred tax asset	2,356	2,046
Restricted current assets—marketing funds	1,692	1,548
Total current assets	25,885	23,864
Property and equipment, net	290,675	270,279
Deferred tax asset	4,576	4,129
Goodwill and intangible assets, net	33,098	33,092
Other assets, net	3,295	3,057
Total assets	$357,529	$334,421

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$6,835	$5,675
Construction related payables	12,433	8,340
Accrued payroll and payroll related liabilities	19,921	17,459
Unredeemed gift certificates	4,784	7,273
Accrued liabilities	15,400	10,137
Accrued liabilities—marketing funds	1,692	1,548
Current portion of long-term debt and capital lease obligations	1,520	2,861
Total current liabilities	62,585	53,293
Deferred rent	15,946	15,331
Long-term debt and capital lease obligations	58,471	55,663
Other non-current liabilities	5,424	5,275
Total liabilities	142,426	129,562
Commitments and contingencies
Stockholders’ Equity:
Common stock	16	16
Treasury stock	(83)	(83)
Paid-in capital	140,192	137,294
Accumulated other comprehensive income, net of tax	—	9
Retained earnings	74,978	67,623
Total stockholders’ equity	215,103	204,859
Total liabilities and stockholders’ equity	$357,529	$334,421

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Sixteen Weeks Ended
	April 16, 2006	April 17, 2005

Revenues:
Restaurant revenue	$165,651	$136,983
Franchise royalties and fees and rent revenue	4,882	4,226
Total revenues	170,533	141,209
Costs and expenses:
Restaurant operating costs:
Cost of sales	38,095	32,480
Labor (includes $277 and $0 of stock-based compensation expense, respectively)	57,540	45,901
Operating	25,333	20,609
Occupancy	10,073	8,851
Depreciation and amortization	9,122	7,286
General and administrative (includes $1,640 and $0 of stock-based compensation expense, respectively)	15,847	11,225
Pre-opening costs	2,243	1,819
Total costs and expenses	158,253	128,171
Income from operations	12,280	13,038
Other expense:
Interest expense, net	1,070	814
Other	35	46
Total other expenses	1,105	860
Income before income taxes	11,175	12,178
Provision for income taxes	3,820	4,215
Net income	$7,355	$7,963
Earnings per share:
Basic	$0.45	$0.49
Diluted	$0.44	$0.48
Weighted average shares outstanding:
Basic	16,498	16,157
Diluted	16,712	16,592

RED ROBIN GOURMET BURGERS, INC.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Sixteen Weeks Ended
	April 16, 2006	April 17, 2005

Cash Flows From Operating Activities:
Net income	$7,355	$7,963
Non-cash adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	9,122	7,286
Stock-based compensation expense	1,917	12
Income tax benefit on exercise of stock options	—	486
Other, net	(838)	301
Changes in operating assets and liabilities	9,208	6,629
Cash flows provided by operating activities	26,764	22,677
Cash Flows From Investing Activities:
Contributions to marketing fund	(94)	—
Purchases of property and equipment	(25,135)	(21,561)
Cash flows used in investing activities	(25,229)	(21,561)
Cash Flows From Financing Activities:
Borrowings of long-term debt	4,069	5,842
Proceeds from exercise of stock options and employee stock purchase plan	734	982
Excess tax benefit related to exercise of stock options	194	—
Debt issuance costs	(153)	—
Payments of long-term debt and capital lease obligations	(2,602)	(6,913)
Repayment of stockholders/officers notes	—	600
Cash flows provided by financing activities	2,242	511
Change in cash and cash equivalents	3,777	1,627
Cash and cash equivalents, beginning of period	3,340	4,980
Cash and cash equivalents, end of period	$7,117	$6,607

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$1,831	$304
Interest paid, net of amounts capitalized	766	657

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$4,093	$2,072

Schedule I

Reconciliation of Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the sixteen week ended April 16, 2006 and April 17, 2005, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Sixteen Weeks Ended
	April 16, 2006		April 17, 2005

Restaurant revenues	$165,651	97.1%	$136,983	97.0%
Restaurant operating costs:
Cost of sales	38,095	23.0	32,480	23.7
Labor	57,540	34.7	45,901	33.5
Operating	25,333	15.3	20,609	15.0
Occupancy	10,073	6.1	8,851	6.5
Restaurant-level operating profit	34,610	20.9	29,142	21.3

Add – other revenues	4,882	2.9	4,226	3.0
Deduct – other operating:
Depreciation and amortization	9,122	5.3	7,286	5.2
General and administrative	15,847	9.3	11,225	7.9
Pre-opening costs	2,243	1.3	1,819	1.3
Total other operating	27,212	16.0	20,330	14.4

Income from operations	12,280	7.2	13,038	9.2

Total other expenses	1,105	0.6	860	0.6
Provision for income taxes	3,820	2.2	4,215	3.0
Total other	4,925	2.9	5,075	3.6

Net income	$7,355	4.3%	$7,963	5.6%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the first quarter fiscal 2006 year-over-year change in net income and diluted net income per share excluding the impact of stock-based compensation expense required under of Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, (SFAS 123R), a revision of SFAS 123, Accounting for Stock-Based Compensation, (SFAS 123).  SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant date fair values. The Company adopted the new requirements beginning in the first quarter of fiscal 2006 using the modified prospective transition method and, as a result, will not retroactively adjust results from prior periods. Under this transition method, compensation expense associated with stock options recognized in the first quarter of fiscal 2006 included: 1) expense related to the remaining unvested portion of all stock option awards granted prior to December 25, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123; and 2) expense related to all stock option awards granted subsequent to December 25, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

				Sixteen Weeks
				Ended April	Year-Over-Year Percentage
	Sixteen Weeks Ended April 16, 2006			17, 2005	Change
		After-Tax
		Stock-Based
		Compensation
	Reported	Expense	Adjusted	Reported	Reported	Adjusted
Net income	$7,355	$1,261	$8,616	$7,963	(7.6)%	8.2%

Diluted net income per share	$0.44	$0.08	$0.52	$0.48	(8.3)%	8.3%